JOINDER TO SPONSOR SHAREHOLDERS AGREEMENT
(WARBURG PINCUS)

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Shareholders Agreement (Warburg Pincus) dated as of November 9, 2015 (the “Shareholders Agreement”), by and among Triton International Limited and certain other persons named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and “Sponsor Shareholder” under, the Shareholders Agreement as of the date hereof and shall have all of the rights and obligations of the Sponsor Shareholder from whom it has acquired Company Shares (to the extent permitted by the Shareholders Agreement) as if the Joining Party had executed the Shareholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: 19 December, 2016
BHARTI GLOBAL LIMITED
By: /s/ Sonal Kapasi
Name: Sonal Kapasi Title: CEO & Director Address for Notices: 1st Floor, Le Masurier House, La Rue Le Masurier, St. Helier, Jersey JE2 4YE

AGREED ON THIS 20th day of December, 2016:

Triton International Limited

By: /s/ Marc Pearlin

Name: Marc Pearlin

Title: General Counsel and Secretary

Address for Notices: Canon’s Court,

22 Victoria Street,

Hamilton HM12, Bermuda